Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is made and entered into as of January 29, 2018, by and between POST-MONTGOMERY ASSOCIATES, a California general partnership (“Landlord”), and STITCH FIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Office Lease dated November 10, 2015 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated February 22, 2016 and that certain Second Amendment dated September 6, 2017 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 95,250 square feet of rentable area in the building (the “Original Premises”) located at One Montgomery Street, San Francisco, California (the “Building”), comprised of (i) approximately 19,063 square feet of rentable area described as Suite 1100 on the eleventh (11th) floor of the Building; (ii) approximately 19,064 square feet of rentable area described as Suite 1200 on the twelfth (12th) floor of the Building; (iii) approximately 19,068 square feet of rentable area described as Suite 1300 on the thirteenth (13th) floor of the Building; (iv)  approximately 18,953 square feet of rentable area described as Suite 1400 on the fourteenth (14th) floor of the Building; and (v) approximately 19,102 square feet of rentable area described as Suite 1500 on the fifteenth (15th) floor of the Building.

B.

Tenant has requested that additional space containing approximately 38,701 square feet of rentable area in the Building comprised of (i) approximately 19,351 square feet of rentable area described as Suite 800 on the eighth (8th) floor of the Building; and (ii) approximately 19,350 square feet of rentable area described as Suite 900 on the ninth (9th) floor of the Building (collectively, the “Expansion Space”), as shown on Exhibit A attached hereto, be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on November 30, 2023 (“Prior Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion and Effective Date.

1.1

Effective as of June 1, 2018 (the “Expansion Effective Date”), the Original Premises is increased from approximately 95,250 square feet of rentable area in the Building to approximately 133,951 square feet of rentable area in the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Expiration Date (defined below). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances,

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abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space; provided, however, that the foregoing shall not be deemed to amend or modify any right for Tenant to receive abatement subject to and in accordance with the terms and conditions of Section 8.3 (Interruption or Unavailability of Services), Article 12 (Damage or Destruction) or Article 13 (Eminent Domain) of the Original Lease.

1.2

The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not  subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Extended Expiration Date under the Lease shall not be similarly extended.

2.

Extension. The Term of the Lease is hereby extended for a period of fifty-four (54) months and shall expire on May 31, 2028 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

3.	Base Rent.

3.1

Original Premises Through Prior Expiration Date. Base Rent, Escalation Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Prior Expiration Date.

3.2	Original Premises From and After Extension Date. As of the Extension Date, the schedule of Base Rent payable with respect to the Original Premises during the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
12/1/2023 – 6/30/2024	95,250	$86.09	$8,200,072.50	$683,339.38
7/1/2024 – 6/30/2025	95,250	$88.67	$8,446,074.68	$703,839.56
7/1/2025 – 6/30/2026	95,250	$91.33	$8,699,456.92	$724,954.74
7/1/2026 – 6/30/2027	95,250	$94.07	$8,960,440.62	$746,703.39
7/1/2027 – 5/31/2028	95,250	$96.90	$9,229,253.84	$769,104.49

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.3

Expansion Space From Expansion Effective Date Through Extended Expiration Date. As of the Expansion Effective Date, the schedule of Base Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

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Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
6/1/2018 – 6/30/2018	38,701	$72.10	$2,790,342.10	$232,528.51
7/1/2018 – 6/30/2019	38,701	$74.26	$2,873,936.26	$239,494.69
7/1/2019 – 6/30/2020	38,701	$76.49	$2,960,239.49	$246,686.62
7/1/2020 – 6/30/2021	38,701	$78.79	$3,049,251.79	$254,104.32
7/1/2021 – 6/30/2022	38,701	$81.15	$3,140,586.15	$261,715.51
7/1/2022 – 6/30/2023	38,701	$83.58	$3,234,629.58	$269,552.47
7/1/2023 – 6/30/2024	38,701	$86.09	$3,331,769.09	$277,647.42
7/1/2024 – 6/30/2025	38,701	$88.67	$3,431,722.16	$285,976.85
7/1/2025 – 6/30/2026	38,701	$91.33	$3,534,673.83	$294,556.15
7/1/2026 – 6/30/2027	38,701	$94.07	$3,640,714.04	$303,392.84
7/1/2027 – 5/31/2028	38,701	$96.90	$3,749,935.46	$312,494.62

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby, except that, subject to Abated Base Rent (as defined below), the third (3rd) full month’s Base Rent for Suite 800 and the fifth (5th) full month’s Base Rent for Suite 900 (such amount, equal to $239,494.69, in the aggregate, is hereinafter referred to hereunder as the “Prepaid Rent”) shall be paid by Tenant concurrent with Tenant’s execution and delivery of this Amendment to Landlord. Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default beyond  applicable notice and cure periods under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent as follows: (i) with respect to Suite 800, in the amounts of (1) $116,267.26 for the month of June of 2018, and (2) $119,750.44 for the month of July of 2018; and (ii) with respect to Suite 900, in the amounts of (a) $116,261.25 for the month of June of 2018, and (b) $119,744.25 for the months of July, August and September of 2018 (the period commencing June 1, 2018 and continuing through September 30, 2018 is hereinafter referred to as the “Rent Abatement Period”). The maximum total amount of Base Rent abated in accordance with the foregoing shall equal

$ $711,511.70 (the “Abated Base Rent”). If Tenant defaults beyond applicable notice and cure periods under the Lease, as amended hereby, at any time during the Rent Abatement Period and fails to cure such default within any applicable cure period under the Lease, as amended hereby, then Tenant’s right to receive the Abated Base Rent shall toll (and Tenant shall be required to pay Base Rent during such period of any Tenant default) until Tenant has cured, to Landlord’s reasonable satisfaction, such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Rent until fully applied. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Escalation Rent and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

4.	Letter of Credit.

4.1

Increased Face Amount. From and after the Expansion Effective Date, the face amount of the Letter of Credit (as defined in Article 37 of the Original Lease) required under the Lease is increased from $8,200,184.00 to $11,950,119.46 (the “Increased Face Amount”). Within ten (10) days after the full execution and delivery of this Amendment by Landlord and Tenant, Tenant shall deliver to Landlord (i) an amendment to the

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existing Letter of Credit currently held by Landlord under the Lease (the  “Existing Letter of Credit”), which amendment shall be in form and substance reasonably satisfactory to Landlord, amending the face amount of the Existing Letter of Credit to be the Increased Face Amount and amending the LOC Expiration Date (as defined in Section 37.2 of the Original Lease) to be July 31, 2028; or (ii) a replacement letter of credit (the “Replacement Letter of Credit”) with a face amount equal to the Increased Face Amount and a LOC Expiration Date of July 31, 2028, which Replacement Letter of Credit shall comply with the terms of Article 37 of the Original Lease. In the event Tenant delivers a Replacement Letter of Credit in accordance with the foregoing, then, within thirty (30) days following Landlord’s receipt of the Replacement Letter of Credit, Landlord shall return the Existing Letter of Credit to Tenant (and Landlord agrees to reasonably cooperate with Tenant, at no cost or expense to Landlord, in connection therewith).

4.2	Letter of Credit Reduction. Section 37.10 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Subject to the remaining terms of this Section 37, following June 1, 2022 (the “LC Reduction Period Commencement Date”), if (a) Tenant has not been in monetary default under this Lease (as described in Section 20.1(a) above) or otherwise in default beyond any applicable notice and cure period, and (b) Tenant’s Financial Information (defined below) reflects annual revenues for Tenant’s immediately preceding fiscal year of no less than Seven Hundred Million and 00/100 Dollars ($700,000,000.00), and (c) Tenant’s Financial Information reflects adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (excluding any stock-based compensation) (“EBITDA”) equal to or greater than Ninety-Five Million and 00/100 Dollars ($95,000,000.00), in the aggregate, during the prior twelve (12) consecutive full calendar months (collectively, the “LC Reduction Conditions Precedent”), then Tenant shall have the right to reduce the face amount of the Letter of Credit (each, a “Reduction Event”) so that the reduced Letter of Credit amounts shall be as follows: (i) $9,560,095.57 effective as of the later of (A) thirty (30) days following the date Landlord receives a Reduction Notice (defined below), or (B) July 1, 2022; (ii) $7,170,071.68 effective as of the later of (A) thirty (30) days following the date Landlord receives Tenant’s Reduction Notice or (B) July 1, 2023; (iii) $4,780,047.78 effective as of the later of (A) thirty (30) days following the date Landlord receives a Reduction Notice or (B) July 1, 2024; and (iv) $2,390,023.89 effective as of the later of (A) thirty (30) days following the date Landlord receives a Reduction Notice or (B) July 1, 2024. However, in no event will the face amount of the Letter of Credit during the Term of the Lease (as such may be extended) in accordance with the foregoing be reduced to less than $2,390,023.89. If Tenant believes that it is entitled to a reduction in the face amount of the Letter of Credit, Tenant shall provide Landlord with written notice requesting that the face amount of the Letter of Credit be reduced as provided above (the “Reduction Notice”). Concurrent with Tenant’s delivery of the Reduction Notice, Tenant shall deliver to Landlord for its review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a public accounting firm reasonably acceptable to Landlord, and any other financial information reasonably requested by Landlord evidencing Tenant’s full satisfaction of the LC Reduction Conditions and the occurrence of a Reduction Event (“Tenant’s Financial Information”). Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange

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and Landlord reasonably determines that Tenant’s Financial Information is sufficiently available to Landlord in the public domain, then Tenant’s obligation to provide Tenant’s Financial Information shall be deemed satisfied by the publicly available financial information for Tenant. If Tenant does not qualify for a particular Reduction Event set forth in the above described schedule, then such Reduction Event and any further remaining Reduction Events shall be delayed on an annual basis.  Notwithstanding  anything to the contrary contained herein, an Event of Default has occurred, at any time prior to the effective date of any proposed or requested reduction of the face amount of the Letter of Credit, then Tenant’s right to reduce the face amount of the Letter of Credit, as described herein, shall be null and void and of no further force and effect as to the reduction opportunities that may remain unexercised by Tenant at such time. If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the face amount of the Letter of Credit as provided herein, any reduction in the face amount Letter of Credit amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount, which substitute Letter of Credit shall comply with the requirements of this Section 37 or at Tenant’s option, Tenant’s delivery of an amendment to the Letter of Credit reducing the face amount of the Letter of Credit in form and substance reasonably satisfactory to Landlord. If Tenant elects to deliver a substitute Letter of Credit, then upon such delivery, Landlord shall, at no cost to Landlord, promptly return the then-existing Letter of Credit to Tenant and will agree to execute such reasonable correspondence as may be reasonably required by the issuing bank to cause the termination of such prior Letter of Credit.”.

5.

Tenant’s Percentage Share. For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant’s Percentage Share for the Expansion Space will be adjusted to be 5.73% of the Building (i.e., 38,701/675,432). Tenant’s Percentage Share for the Expansion Space and the Original Premises is, collectively, 19.83% of the Building (i.e., 133,951/675,432).

6.	Additional Rent.

6.1

Original Premises for the Extended Term. For the period commencing with the Extension Date and ending on the Extended Expiration Date, Tenant shall pay all additional Rent payable under the Lease, including Escalation Rent applicable to the Original Premises, in accordance with the terms of the Lease, as amended hereby;  provided, however, that effective as of the Expansion Effective Date, the Base Year for computation of Escalation Rent applicable to the Original Premises is amended from 2016 to 2018.

6.2

Expansion Space From Expansion Effective Date Through Extended Expiration Date. For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant shall pay Escalation Rent applicable to the Expansion Space in accordance with the terms of the Lease; provided, however, during such period, the Base Year for the computation of Escalation Rent with respect to the Expansion Space is calendar year 2018.

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7.	Improvements to Expansion Space.

7.1

Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. However, notwithstanding the foregoing, Landlord agrees that the Expansion Space shall be broom clean and free of personal property and debris and that the Building Systems located in or serving the Expansion Space shall be in good working order as of the date Landlord delivers possession of the Expansion Space to Tenant. Except to the extent caused by the acts or omissions of Tenant or any of the other Tenant Parties or by any alterations or improvements performed by or on behalf of Tenant, if such Building Systems are not in good working order as of the date possession of the Expansion Space is delivered to Tenant and Tenant provides Landlord with notice of the same within sixty (60) days following the date Landlord delivers possession of the Expansion Space, Landlord shall be responsible for repairing or restoring the same and will proceed to do so promptly upon receipt of notice tendered to Landlord within such sixty (60) day period; provided, however, the foregoing shall not limit or relieve Landlord of its express repair and maintenance obligations under the Lease, as amended hereby. As of the date hereof, to Landlord’s  actual knowledge, Landlord has no actual knowledge that the Expansion Space is in violation of Requirements. For purposes of this Section, “Landlord’s actual knowledge”  and “knowledge” shall be deemed to mean and limited to the current actual knowledge of the Property Manager at the time of execution of this Amendment and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any Landlord of Landlord’s agents, employees or related entities and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

7.2

Responsibility for Improvements to Expansion Space.  Tenant may perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B. Landlord shall perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto.

8.

Early Access to Expansion Space. Subject to the terms of this Section 8 and provided that this Amendment has been fully executed by all parties and Tenant has delivered the Prepaid Rent, the amendment to the Existing Letter of Credit or the Replacement Letter of Credit, as applicable, and any insurance certificates required hereunder, Landlord grants Tenant the right to enter the Expansion Space as of April 1, 2018, at Tenant’s sole risk, solely for the purpose of performing the Tenant Alterations (as described in Exhibit B attached hereto), installing telecommunications and data cabling, equipment, furnishings and other personalty and, in the event Tenant substantially completes the Tenant Alterations prior to the Expansion Effective Date, for the Permitted Use. Such possession prior to the Expansion Effective Date shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that Tenant shall not be required to pay Base Rent or Escalation Rent or for the use of the elevators located in the Building with respect to the period of time prior to the Expansion Effective Date during which Tenant occupies the Expansion Space solely for such purposes. However, Tenant shall be liable for any utilities or special services

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provided to Tenant during such period. Said early possession shall not advance the Extended Expiration Date.

9.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1

Parking. Effective as of the date on which Landlord delivers the Expansion Space to Tenant, Tenant’s parking spaces shall be increased from twenty-three (23) parking spaces to thirty-three (33) parking spaces. Except as modified herein, the use of such unreserved parking spaces shall be subject to the terms of the Lease.

9.2

Insurance. Tenant’s insurance required under Article 14 of the Original Lease (“Tenant’s Insurance”) shall include the Expansion Space. Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Article 14 of the Original Lease, evidencing that, on or before the date on which Landlord tenders possession of the Expansion Space to Tenant pursuant to the terms of this Amendment, Tenant’s Insurance also covers the Expansion Space, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

9.3	Tenant Improvements. Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Exhibit “C” to the Original Lease.

9.4

Fire Stairs. Landlord consents to the use of the Building fire stairs, subject to and in accordance with Section 31.3(h) of the Original Lease, by Tenant for travel only by Tenant’s employees between the eighth (8th) and ninth (9th) floors of the Building, so long as Tenant occupies the entirety of said floors. In addition, notwithstanding anything to the contrary contained in Section 31.3(h) of the Original Lease, Landlord consents to the use of the Building fire Stairs from the eighth (8th) and ninth (9th) floors of the Building to the eleventh (11th) through fifteenth (15th) floors of the Building, so long as Tenant occupies the entirety of said floors. However, even though the foregoing consent grants Tenant the right to use the Building fire stairs between two (2) non-adjacent floors of the Premises, Tenant’s use of the Building fire stairs shall be subject to all other provisions of Section 31(h) of the Original Lease. The foregoing shall not be deemed to amend or modify Tenant’s ability to use such Building fire stairs with respect to the adjoining floors of the Original Premises (which, as of the date of this Amendment, include the eleventh (11th), twelfth (12), thirteenth (13th), fourteenth (14th) and fifteenth (15th) floors of the Building), subject to and in accordance with the terms and conditions of Section 31.3(h) of the Original Lease.

10.	Miscellaneous.

10.1

This Amendment, including Exhibit A (Outline and Location of Expansion Space) and Exhibit B (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the

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Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

10.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.3

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Hugh Scott and Michael DeMaria of Jones Lang LaSalle (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord and the other Indemnitees harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Tenant’s Broker shall be paid by Landlord pursuant to a separate written agreement.

10.4	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

10.5

Tenant represents to Landlord that Tenant is not in violation of any Anti-Terrorism Law (defined below), and that Tenant is not, as of the date hereof: (i)  conducting  any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealing in, or otherwise engaging in  any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Tenant represents that neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person. If the foregoing representation is untrue at any time during the Term (as the same may be extended), an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant. As used herein, the term “Anti-Terrorism Law” shall mean any laws relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein, the term “Prohibited Person” shall mean (i) A person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a

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“specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other official publication of such list.

10.6

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises (as then defined under the Lease, as amended hereby) and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Requirements, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Requirements, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Requirements or accessibility requirements (the “Access Improvements”).  In the event Tenant elects  to perform an Inspection (it being agreed that if Tenant does not elect to perform an Inspection, the terms and conditions of this Lease shall control with respect to Landlord’s and Tenant’s respective maintenance and repair obligations), Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Requirements, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional rent within thirty (30) days following Landlord’s demand. The terms of this Section 10.8 with respect to CASp inspections shall only apply in the event  Tenant exercises its right to perform a CASp inspection of the Premises. Otherwise, the terms of the Lease, as amended hereby, with respect to compliance, repairs and maintenance obligations of the parties shall apply.

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10.7

Notwithstanding anything in the Lease, as amended hereby, to the contrary, if Landlord or any affiliate of Landlord is or has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to the Lease, as amended hereby, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under the Lease, as amended hereby, for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against additional Rent due from Tenant under the Lease, as amended hereby, for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease, as amended hereby, concerning the provisions of such service.

10.8

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:				TENANT:

POST-MONTGOMERY ASSOCIATES, a California general partnership				STITCH FIX, INC., a Delaware corporation

By:	PR Post Montgomery LLC, a Delaware limited liability company
Its:	Partner

	By:	PRISA LHC, LLC, a Delaware limited liability company
	Its:	Managing Member

		By:	/s/ Kristin Paul	By:	/s/ Paul Yee
		Name:	Kristin Paul	Name:	Paul Yee
		Title:	Vice President	Title:	CFO

By:

The Prudential Insurance Company of  America, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA

Its:	Partner

	By:	/s/ Kristin Paul
	Name:	Kristin Paul
	Title:	Vice President

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EXHIBIT A – OUTLINE AND LOCATION OF EXPANSION SPACE

attached to and made a part of the Amendment dated as of January 10, 2018, between POST-MONTGOMERY ASSOCIATES, a California general partnership, as Landlord and STITCH FIX, INC., a Delaware corporation, as Tenant

Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set  forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

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EXHIBIT B – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of January 10, 2018, between POST-MONTGOMERY ASSOCIATES, a California general partnership, as Landlord and STITCH FIX, INC., a Delaware corporation, as Tenant

Except where clearly inconsistent or inapplicable, the provisions of the Lease, as amended, are incorporated into this Exhibit B (this “Work Letter”), and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease, as amended. The purpose of this Work Letter is to set forth how the Tenant Alterations (defined below) in the Expansion Space and the Original Premises are to be constructed and designed, who will be responsible for constructing the Tenant Alterations, who will pay for the Tenant Alterations and the time schedule for completion of the Tenant Alterations. Landlord and Tenant hereby agree as follows:

1.Tenant Alterations. Tenant, following the delivery of the Expansion Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit B is attached and the Prepaid Rent, the Letter of Credit and insurance certificates required under the Amendment, shall have the right to perform alterations and improvements in the Original Premises and the Expansion Space (the “Tenant Alterations”). Tenant acknowledges  and agrees that if the Tenant Alterations incorporate changes to the light fixtures in the Original Premises or the Expansion Space, as applicable, they must reasonably incorporate the Building Standard (defined below) light harvesting lighting system for energy efficiency.

2.Preparation of Plans and Specifications.

2.1Tenant shall cause the plans and specifications for the Tenant Alterations (the “Plans and Specifications”) to be prepared by an architect selected by Tenant and approved by Landlord (the “Architect”) (Landlord hereby approves Arthur J. Gensler Architects if such entity is selected by Tenant), and shall submit the same to Landlord. Landlord shall approve or disapprove the Plans and Specifications by providing written notice to Tenant, specifying any changes or modifications Landlord desires in the Plans and Specifications. Landlord shall not require Tenant to convert the HVAC controls serving the Expansion Space to DDC; provided, however, that in the event any such conversion is required by law or otherwise, Tenant, not Landlord shall be liable for the cost and performance thereof (subject to application of the Allowance, as defined below). Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Tenant Alterations if the same are approved, or, if the Final Working Drawings are not reasonably satisfactory or are incomplete in any respect, disapproved, in which event Landlord shall include in its notice of disapproval a reasonably detailed explanation as to which items are not satisfactory or complete and the reason(s) therefor. If Tenant is so advised, Tenant shall draft Plans and Specifications in accordance with such review and any disapproval of Landlord in connection therewith, and Landlord shall approve or disapprove the resubmitted Plans and Specifications, based upon the criteria set forth in this Exhibit B, within five (5) business days after Landlord receives such resubmitted Plans and Specifications. The scope of Landlord’s review of the revised Plans and Specifications will be limited to Tenant’s correction of the items noted in Landlord’s initial

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notice of disapproval. The process outlined in the preceding two sentences shall be repeated  until Landlord and Tenant have mutually agreed on the Plans and Specifications. The final Plans and Specifications shall, to the extent required by the applicable provisions of the Lease, as amended, incorporate any and all work required by governmental authorities as a condition to approval of a building permit, including, without limitation, any improvements, whether required to the Original Premises, the Expansion Space or any Common Areas, that are required to comply with applicable Requirements which are triggered by the inclusion within the Plans and Specifications of any Tenant Alterations. Tenant may, at its election and concurrently with its submission to Landlord of Plans and Specifications for approval, tender a request to Landlord in accordance with the notice requirement and process governing the removal of Specialty Alterations as set forth in Section 10.6 of the Lease.

2.2Unless otherwise specifically called out on the Plans and Specifications, Contractor (defined below) shall use Building Standard materials in the construction of all Tenant Alterations. “Building Standard” means those minimum standard specifications established by Landlord governing the type, quality and quantity of materials and installation procedures for tenant spaces in the Building, including floor coverings, wall coverings, window treatments (if any), ceilings (if Tenant does not elect to use an open-ceiling plan), doors, hardware, lighting, distribution of Building Systems, which specifications shall be supplied by Landlord to Tenant upon request. Landlord reserves the right to modify Building Standards from time to time; but in no event will Tenant be required to modify Plans and Specifications which have previously been approved by Landlord as a consequence of Landlord’s modification of any such Building Standards.

3.Construction of Tenant Alterations.

3.1Tenant shall secure independent bids from three (3) general contractors approved by Landlord based on the Plans and Specifications. Landlord hereby approves a General Conditions and Fee bid process for Tenant’s selection of the general contractor. The general contractor selected by Tenant (the “Contractor”) shall cause the Tenant Alterations to be constructed in accordance with the final Plans and Specifications (as approved by both parties in accordance with Section 2 above). Landlord shall have the right to reasonably approve of the Contractor and any subcontractors used in connection with the Tenant Alterations. Landlord hereby approves Novo Construction if such entity is selected by Tenant to be the Contractor.

3.2Provided no Event of Default on the part of Tenant then exists, Landlord agrees to contribute (i) the sum of up to $2,709,070.00 (representing $70.00 per rentable square foot of the Expansion Space) (the “Expansion Space Allowance”) toward the cost of performing the Tenant Alterations in preparation of Tenant’s occupancy of the Expansion Space; and (ii) the sum of up to $952,500.00 (representing $10.00 per rentable square foot of the Original Premises) toward the cost of performing the Tenant Alterations in the Original Premises and/or the Expansion Space (the “Refurbishment Allowance” and, together with the Expansion Space Allowance, the “Allowance”). In no event shall any portion of the Expansion Space Allowance be applied toward Tenant Alterations in the Original Premises. The Allowance may only be used for the cost of preparing design, permitting and construction documents, project management

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fees and costs and mechanical and electrical plans for the Tenant Alterations and for hard costs in connection with the Tenant Alterations. Without limiting the generality of the foregoing, in no event shall Tenant use any portion of the Allowance in connection with a sublease of the Original Premises and/or the Expansion Space or an assignment of Tenant’s interest in the Lease (including, without limitation, for any improvements made to the Original Premises or the Expansion Space by or on behalf of Tenant in connection therewith). In the event that Tenant shall fail to use the entire Allowance (i.e., the entire Expansion Space Allowance and the entire Refurbishment Allowance) on or before June 30, 2020, such unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

3.3During the design and construction of the Tenant Alterations, Landlord shall make monthly disbursements of the Allowance as follows:

(a)Monthly Disbursements. Once each calendar month during the design and construction of the Tenant Alterations (a “Submittal Date”), Tenant may deliver to Landlord:

(i) a request for payment of the Contractor, approved by Tenant, on AIA forms G702 or G703 (or comparable forms reasonably approved by Landlord); (ii) invoices from Tenant’s suppliers or vendors (including Architect and Tenant’s project manager), for labor rendered and materials delivered to the Original Premises or the Expansion Space, as applicable; and (iii) executed conditional mechanic’s lien releases; provided, however, that with respect to fees and expenses of the Architect, or construction or project managers or other similar consultants who do not have legal right to file liens (collectively, the “Non Contribution Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, an invoice of the cost for the applicable Non-Contribution Items and proof of payment. Within thirty (30) days thereafter, Landlord shall deliver a check to Tenant made in payment of the lesser of: (A) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided, however, that no such retention shall be applicable to the fees of the Architect, engineers, Tenant’s project manager and other similar consultants who do not have a legal right to file liens.

(b)Final Retention. A check for the Final Retention shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Alterations, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Contractor and Tenant’s subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Tenant Alterations and (ii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Alterations has been substantially completed. The Allowance shall be paid to Tenant.

(c)Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured Event of Default under the Lease, as amended, and Landlord’s obligation to disburse shall only resume when and if such Event of Default is cured. Tenant has elected to retain its own project manager

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to oversee the construction of the Tenant Alterations, Landlord shall be entitled to deduct from the Allowance a construction management fee equal to one percent (1%) of the construction costs of the Tenant Alterations (however, such construction costs will not include costs incurred by Tenant for installation of cabling/wiring related, Tenant’s furniture, Tenant’s audio visual equipment costs and any costs related to the acquisition or installation of furniture).

(d)If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit B on or before June 30, 2020, which outside date will be extended on a day for day basis for each day the design and construction of the Tenant Alterations is delayed due to Landlord Delays or events of Force Majeure, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.

4.[Intentionally Omitted]

5.Changes in Work.

5.1Landlord shall not be required to undertake or make changes in the base Building shell and core (“Base, Shell and Core”) in connection with the Tenant Alterations. The “Base, Shell and Core” shall consist of the Building shell and exterior, the core area, including the necessary mechanical, electrical, sprinkler, plumbing, life safety, heating air conditioning, ventilation and structural systems within the Building core, stubbed out to the face of the core wall at locations determined by Landlord, finished core area toilet rooms including necessary plumbing fixtures, ceramic tile floors, accessories, ceilings and lighting, and those portions of the Original Premises or the Expansion Space, as applicable, which were in existence prior to the construction of the Tenant Alterations. Subject to the express terms and conditions of the Lease, Tenant shall accept the Base, Shell and Core in their present “as is” condition and with no representations or warranties as to their condition or suitability for Tenant’s purposes. To the extent the Base, Shell and Core must be changed or added to in order to accommodate the special needs of Tenant, such changes or additions shall be paid for by Tenant.

5.2Tenant shall have the right to request, in writing, changes to the Plans and Specifications and to the Tenant Alterations, subject to Landlord’s prior reasonable approval. Landlord shall, within five (5) business days of receipt of such request, either (i) approve the Tenant Change in writing, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval.

6.Tenant’s Representative. Tenant has designated Jessie Ely (xxxxx@xxxxx.xxx) as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.Landlord’s Representative. Landlord has designated Michael Shum (xxxxx@xxxxx.xxx) as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

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8.ADA Restroom Work. In the event the Building restrooms currently existing in the Expansion Space are in violation of the ADA as the same is in effect, interpreted and enforced on the date of the Amendment (the “Restroom Violation”), Tenant shall be entitled to request an additional allowance of up to $91,000.00 per floor of the Expansion Space (the “ADA Restroom Allowance”) from Landlord to be used solely to correct any such Restroom Violations (the “ADA Restroom Work”). Tenant shall be entitled to apply no more than $91,000.00 of the ADA Restroom Allowance towards the cost of the ADA Restroom Work on each floor of the Expansion Space. In addition, Tenant shall be entitled to an additional allowance of up to

$21,000.00 per floor of the Expansion Space (the “Fountain Allowance” and, together with the ADA Restroom Allowance, the “Compliance Allowance”) to be used solely in connection with the installation of drinking fountains in the Expansion Space (the “Fountain Installation Work”). The ADA Restroom Allowance shall be allocable solely towards the costs and  expenses reasonably and actually incurred by Tenant for the ADA Restroom Work and the Fountain Allowance shall be allocable solely towards the costs and expenses reasonably and actually incurred by Tenant in connection with the Fountain Installation Work in the Expansion Space. In addition, Tenant shall be entitled to apply no more than $21,000.00 of the Fountain Allowance towards the cost of the Fountain Installation Work on each floor of the Expansion Space. The Compliance Allowance shall be disbursed in the same manner as the Allowance, subject to and in accordance with the terms and conditions of this Exhibit B applicable thereto. Notwithstanding the foregoing, the ADA Restroom Allowance shall in no event be applicable if and only to the extent that the Tenant Alterations modify or demolish or otherwise impact or affect the subject restrooms so that a portion of a Restroom Violation will be improved, altered or modified as a part of the Tenant Alterations. The terms and conditions of this Exhibit B as applicable to Tenant’s construction of the Tenant Alterations shall apply also to Tenant’s construction of the ADA Restroom Work and the Fountain Installation Work.

9.Landlord Delays.

(a)Landlord Delays. The Expansion Effective Date shall be extended by the number of days of delay of the Substantial Completion (as defined below) of the Tenant Alterations in the Expansion Space caused by a Landlord Delay. “Landlord Delay” shall mean actual delays in the Substantial Completion of the improvements within the Expansion Space which delays construction beyond the applicable construction period and which results from the active negligence or willful misconduct or materially unreasonable acts (when judged in accordance with industry custom and practices) of Landlord or Landlord’s agents, employees or contractors, including without limitation the failure of Landlord to timely approve or disapprove any Plans and Specifications in accordance with the terms and conditions of this Exhibit B.

(b)Determination of Delay. If Tenant contends that a Landlord Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Delay (“Delay Notice”). Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. If such actions, inaction or circumstance described

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in the notice and Landlord Delay are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice, then a Landlord Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

(c)Definition of Substantial Completion. For purposes of this Exhibit B, “Substantial Completion” of the Tenant Alterations shall mean completion of construction of the Tenant Alterations in the Original Premises or the Expansion Space, as applicable, pursuant to the approved Plans and Specifications, with the exception of any punch list items.

10.Additional Provisions. Except as otherwise expressly provided herein, nothing contained in this Exhibit B shall render Landlord liable for any damages or other claims by Tenant or be deemed a constructive eviction of Tenant of the Premises or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease, as amended. This Work Letter sets forth the entire agreement of Landlord and Tenant with respect to the completion of the Tenant Alterations. Neither this Work Letter nor any of the provisions contained in this Work Letter may be changed or waived, except by a written instrument signed by both parties.

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